Exhibit 99
JPMorgan Chase & Co.
383 Madison Avenue, New York, NY 10179-0001
NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase Announces Visa’s Acceptance of Class B-1 Common Stock

New York, May 6, 2024 – JPMorgan Chase & Co. (“the Firm”) announced that Visa Inc. accepted the Firm’s tender of its 37.2 million shares of Visa Class B-1 common stock in exchange for a combination of Visa Class B-2 common stock and Visa Class C common stock. Visa’s acceptance has resulted in a gain for the Firm of approximately $8 billion relating to the Visa Class C common stock, which is held at fair value. The Visa Class B-2 common stock is held at the nominal carryover basis of the tendered Visa Class B-1 common stock. Refer to pages 8 and 100 of JPMorgan Chase’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 for further information.

The Firm intends to donate a portion of the Visa Class C common stock with a value of approximately $1 billion to the JPMorgan Chase Foundation. This donation will be recorded in non-compensation expense in 2024 and is expected to prefund the Firm’s anticipated contributions to the Foundation for the next several years.

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $4.1 trillion in assets and $337 billion in stockholders’ equity as of March 31, 2024. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P.Morgan and Chase brands, the Firm serves millions of customers in the U.S., and many of the world's most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact: Mikael Grubb Media Contact: Joseph Evangelisti
212-270-2479 212-270-7438